Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2013 Stock Option and Grant Plan, the 2015 Equity Incentive Plan and the 2015 Employee Stock Purchase Plan of Cidara Therapeutics, Inc. of our report dated March 13, 2015 (except for paragraphs 3, 4, 5 and 6 in Note 12, as to which the date is April 3, 2015), with respect to the financial statements of Cidara Therapeutics, Inc. included in its Registration Statement (Form S-1 No. 333-202740), filed with the Securities and Exchange Commission.

/s/ Ernst & Young

San Diego, California

April 14, 2015